INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made effective as of May 2, 2016, between TEMPLETON GLOBAL INVESTMENT TRUST, a statutory trust organized under the laws of the State of Delaware (hereinafter referred to as the “Trust”), on behalf of its separate series, TEMPLETON DYNAMIC EQUITY FUND (hereinafter referred to as the “Fund”), and TEMPLETON GLOBAL ADVISERS LIMITED (hereinafter referred to as the “Investment Manager”).

In consideration of the mutual agreements herein made, the Trust, on behalf of the Fund, and the Investment Manager understand and agree as follows:

(1)        The Investment Manager agrees, during the life of this Agreement, to manage the investment and reinvestment of the Fund’s assets, to administer its affairs, and to provide or procure, as applicable, the administrative and other services described in Section (4) of this Agreement, as may be supplemented from time to time, consistent with the provisions of the Fund’s Amended and Restated Agreement and Declaration of Trust and the investment policies adopted and declared by the Trust’s Board of Trustees. In pursuance of the foregoing, the Investment Manager shall make all determinations with respect to the investment and reinvestment of the Fund’s assets and the purchase and sale of its investment securities, and shall take all such steps as may be necessary to implement those determinations.

(2)        The Investment Manager shall be responsible for selecting members of securities exchanges, brokers and dealers (such members, brokers and dealers being hereinafter referred to as “brokers”) for the execution of the Fund’s portfolio transactions consistent with the Trust’s brokerage policy and, when applicable, the negotiation of commissions in connection therewith.

All decisions and placements shall be made in accordance with the following principles:

(A)       Purchase and sale orders will usually be placed with brokers which are selected by the Investment Manager as able to achieve “best execution” of such orders.  “Best execution” shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth.  The determination of what may constitute best execution and price in the execution of a securities transaction by a broker involves a number of considerations, including, without limitation, the overall direct net economic result to the Fund (involving both price paid or received and any commissions and other costs paid), the efficiency with which the transaction is executed, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future, and the financial strength and stability of the broker. Such considerations are judgmental and are weighed by the Investment Manager in determining the overall reasonableness of brokerage commissions.

(B)       In selecting brokers for portfolio transactions, the Investment Manager shall take into account its past experience as to brokers qualified to achieve “best execution,” including brokers who specialize in any foreign securities held by the Fund.

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(C)       The Investment Manager is authorized to allocate brokerage business to brokers who have provided brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”) for the Fund and/or other accounts, if any, for which the Investment Manager exercises investment discretion (as defined in Section 3(a)(35) of the 1934 Act) and, as to transactions for which fixed minimum commission rates are not applicable, to cause the Fund to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Fund and the other accounts, if any, as to which it exercises investment discretion.  In reaching such determination, the Investment Manager will not be required to place or attempt to place a specific dollar value on the research or execution services of a broker or on the portion of any commission reflecting either of said services.  In demonstrating that such determinations were made in good faith, the Investment Manager shall be prepared to show that all commissions were allocated and paid for purposes contemplated by the Trust’s brokerage policy; that the research services provide lawful and appropriate assistance to the Investment Manager in the performance of its investment decision-making responsibilities, and that the commissions were within a reasonable range.  Whether commissions were within a reasonable range shall be based on any available information as to the level of commission known to be charged by other brokers on comparable transactions, but there shall be taken into account the Trust’s policies that (i) obtaining a low commission is deemed secondary to obtaining a favorable securities price, since it is recognized that usually it is more beneficial to the Fund to obtain a favorable price than to pay the lowest commission; and (ii) the quality, comprehensiveness, and frequency of research studies which are provided for the Investment Manager are useful to the Investment Manager in performing its advisory services under its Agreement.  Research services provided by brokers to the Investment Manager are considered to be in addition to, and not in lieu of, services required to be performed by the Investment Manager under this Agreement.  Research furnished by brokers through which the Fund effects securities transactions may be used by the Investment Manager for any of its accounts, and not all such research may be used by the Investment Manager for the Fund.  When execution of portfolio transactions is allocated to brokers trading on exchanges with fixed brokerage commission rates, account may be taken of various services provided by the broker.

(D)       Purchases and sales of portfolio securities within the United States other than on a securities exchange shall be executed with primary market makers acting as principal, except where, in the judgment of the Investment Manager, better prices and execution may be obtained on a commission basis or from other sources.

(3)        Decisions on proxy voting shall be made by the Investment Manager and as may be requested from time to time by a sub-adviser unless the Trust’s Board of Trustees determines otherwise. Pursuant to its authority, the Investment Manager shall have the power to vote, either in person or by proxy, all securities in which the Fund may be invested from time to time or as may be requested from time to time by a sub-adviser, and shall not be required to seek or take instructions from the Fund with respect thereto. With respect to litigation, class action settlements or regulatory actions relating to securities held by the Fund, the Investment Manager and any sub-adviser shall comply with such policies and procedures relating to such matters as may be adopted from time to time by the Board of Trustees on behalf of the Trust.

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(4)        The Investment Manager agrees, during the term of this Agreement, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties), the following services to the Fund to the extent that any such services are not otherwise provided by any other service provider to the Fund:  (a) providing office space, equipment and supplies appropriate for the effective administration of the Fund as contemplated in this Agreement; (b) providing trading desk facilities; (c) authorizing expenditures on behalf of the Fund; (d) supervising preparation of periodic reports to Fund shareholders, notices of distributions and attending to routine shareholder communications; (e) coordinating and supervising the daily pricing and valuation of the Fund’s investment portfolio; (f) providing fund accounting services, including preparing and supervising publication of daily net asset value quotations and other financial data; (g) monitoring and coordinating relationships with unaffiliated service providers; (h) supervising the Fund’s compliance with recordkeeping requirements under the federal securities, state and foreign laws and regulations and maintaining books and records for the Fund; (i) preparing and filing of domestic and foreign tax reports and monitoring the Fund’s compliance with all applicable tax laws and regulations; (j) establishing, maintaining and monitoring the Fund’s compliance program with respect to the federal securities, state and foreign laws and regulations applicable to the operation of investment companies; the Fund’s investment goals, policies and restrictions; and the Code of Ethics and other policies applicable to the Fund; (k) preparing regulatory reports; (l) preparing and arranging for the filing of registration statements and other documents with the U.S. Securities and Exchange Commission and other federal, state and foreign or other regulatory authorities; (m) maintaining a review and certification program and internal controls and procedures in accordance with the Sarbanes Oxley Act of 2002 as applicable; and (n) providing executive, clerical and other personnel needed to carry out the above responsibilities.

Nothing in this Agreement shall obligate the Trust or the Fund to pay any compensation to the officers of the Trust who are officers, directors, stockholders or employees of the Investment Manager or its affiliates.  Nothing in this Agreement shall obligate the Investment Manager to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Trust to perform services on behalf of the Fund.

(5)        It is understood that the Fund will pay all of its own expenses other than those expressly assumed by the Investment Manager herein, which expenses payable by the Fund shall include:

(A)       Fees and expenses paid to the Investment Manager as provided herein;

(B)       Expenses of all audits of the Fund by independent public accountants;

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(C)       Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder record-keeping services, including the expenses of issue, repurchase or redemption of shares with respect to the Fund;

(D)       Expenses of obtaining quotations for calculating the value of the Fund’s net assets;

(E)       Salaries and other compensations of executive officers of the Trust who are not officers, directors, stockholders or employees of the Investment Manager or its affiliates;

(F)       Taxes levied against the Fund;

(G)       Brokerage fees and commissions in connection with the purchase and sale of securities for the Fund;

(H)       Costs, including the interest expense, of borrowing money;

(I)        Costs incident to meetings of the Board of Trustees of the Trust and shareholders of the Fund, reports to the Fund’s shareholders, the filing of reports with regulatory bodies and the maintenance of the Fund’s and the Trust’s legal existence, except as otherwise agreed to by the Trust, on behalf of the Fund, and the Investment Manager or its affiliates;

(J)        Legal fees, including the legal fees related to the registration and continued qualification of the Fund’s shares for sale;

(K)       Trustees’ fees and expenses of trustees who are not directors, officers, employees or stockholders of the Investment Manager or any of its affiliates;

(L)       Costs and expense of registering and maintaining the registration of the Fund and its shares under federal and any applicable state laws, including the printing and mailing of prospectuses to its shareholders and any other related regulatory expenses;

(M)      Trade association dues;

(N)       The Fund’s pro rata portion of fidelity bond, errors and omissions, and trustees and officer liability insurance premiums; and

(O)       The Fund’s portion of the cost of any proxy voting service used on its behalf.

(6)        The Fund agrees to pay to the Investment Manager a monthly fee in dollars, at the annual rate of the Fund’s average daily net assets, as listed below, payable at the end of each calendar month:

0.90% of the value of the Fund’s average daily net assets.

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The management fee payable by the Fund shall be reduced or eliminated to the extent that Franklin/Templeton Distributors, Inc. has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith. The Investment Manager may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Investment Manager shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund’s expenses, as if such waiver or limitation were fully set forth herein.

(7)        The Investment Manager may, at its expense, select and contract with one or more investment advisers registered under the Investment Advisers Act of 1940 (each, a “Sub-Adviser”) to perform, and thereby delegates to any such Sub-Adviser, some or all of the services for the Fund for which it is responsible under Sections (1) and (2) of this Agreement or as the Investment Manager may otherwise determine to be necessary or appropriate to seek to implement the Fund’s investment goals and strategies, subject to the approval of the Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust, and the approval of the Fund’s shareholders, if required.  The Investment Manager will compensate any Sub-Adviser for its services to the Fund. The Investment Manager will evaluate and select the Sub-Advisers and will make recommendations to the Board of Trustees about the hiring, termination and replacement of a Sub-Adviser and will oversee, monitor and review the Sub-Advisers and their performance and their compliance with the Fund’s investment policies and restrictions. The Investment Manager may also terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Fund’s shareholders, if any is required, is obtained. The Investment Manager will continue to have overall responsibility for the management and investment of the assets and responsibility for all advisory services furnished by any Sub-Adviser and will supervise each Sub-Adviser in its performance of its duties for the Fund with a view to preventing violations of all applicable federal, state and foreign laws and regulations, any applicable procedures adopted by the Trust’s Board of Trustees, and the provisions of the Fund’s Registration Statement filed on Form N-1A as supplemented or amended from time to time.

The Investment Manager also may, at its expense, delegate to one or more entities some or all of the services for the Fund set forth in Section (4) of this Agreement for which the Investment Manager is responsible under this Agreement. The Investment Manager will be responsible for the compensation, if any, of any such entities for such services to the Fund, unless otherwise agreed to by the parties.  Notwithstanding any delegation pursuant to this section, the Investment Manager will continue to have responsibility and liability for all such services provided to the Fund under this Agreement and will supervise each delegate in its performance of its duties for the Fund with a view to preventing violations of the federal securities laws.

(8)        In performing the services set forth in this Agreement, the Investment Manager:

(A)       shall conform with the Investment Company Act of 1940 (the “1940 Act”) and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s Board, and with the provisions of the Fund’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

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(B)       will make available to the Trust, promptly upon request, any of the Fund’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Investment Manager’s services under this Agreement that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

(9)        This Agreement shall be effective as of the date first written above and shall continue in effect for two years.  If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Trust’s Board of Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Trust’s Board of Trustees as a whole.

(10)      Notwithstanding the foregoing, this Agreement may be terminated by either party at any time, without the payment of any penalty, on sixty (60) days’ written notice to the other party, provided that termination by the Trust is approved by vote of a majority of the Trust’s Board of Trustees in office at the time or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act).

This Agreement will terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).

(11)      In the event this Agreement is terminated and the Investment Manager no longer acts as Investment Manager to the Fund, the Investment Manager reserves the right to withdraw from the Fund the use of the name “Templeton” or any name misleadingly implying a continuing relationship between the Fund and the Investment Manager or any of its affiliates.

(12)      Except as may otherwise be provided by the 1940 Act, neither the Investment Manager nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the performance by the Investment Manager of its duties under this Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Fund’s assets, or from acts or omissions of custodians, or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, or for failure, on the part of the custodian or otherwise, timely to collect payments, except for any liability, loss or damage resulting from willful misfeasance, bad faith or gross negligence on the Investment Manager’s part or by reason of reckless disregard of the Investment Manager’s duties under this Agreement.  It is hereby understood and acknowledged by the Trust that the value of the investments made for the Fund may increase as well as decrease and are not guaranteed by the Investment Manager.  It is further understood and acknowledged by the Fund that investment decisions made on behalf of the Fund by the Investment Manager are subject to a variety of factors which may affect the values and income generated by the Fund’s portfolio securities, including general economic conditions, market factors and currency exchange rates, and that investment decisions made by the Investment Manager will not always be profitable or prove to have been correct.

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(13)      Notwithstanding the foregoing, the Investment Manager agrees to reimburse the Trust for any and all costs, expenses, and counsel and trustees’ fees reasonably incurred by the Trust in the preparation, printing and distribution of proxy statements or amendments to its Registration Statement or similar documents, holdings of meetings of its shareholders or trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Trust incurs as the result of action or inaction of the Investment Manager or any of its affiliates or any of their officers, directors, employees or stockholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the stock or control of the Investment Manager or its affiliates (or litigation related to any pending or proposed or future transaction in such shares or control); or, (ii) is within the control of the Investment Manager or any of its affiliates or any of their officers, directors, employees or stockholders. The Investment Manager shall not be obligated pursuant to the provisions of this Section (13), to reimburse the Trust for any expenditures related to the institution of an administrative proceeding or civil litigation by the Trust or a shareholder seeking to recover all or a portion of the proceeds derived by any stockholder of the Investment Manager or any of its affiliates from the sale of his shares of the Investment Manager, or similar matters. So long as this Agreement is in effect, the Investment Manager shall pay to the Trust, as relevant, the amount due for expenses subject to this Section (13) within thirty (30) days after a bill or statement has been received by the Investment Manager therefor. This provision shall not be deemed to be a waiver of any claim the Trust may have or may assert against the Investment Manager or others for costs, expenses or damages heretofore incurred by the Trust or for costs, expenses or damages the Trust may hereafter incur which are not reimbursable to it hereunder.

(14)      It is understood that the services of the Investment Manager are not deemed to be exclusive, and nothing in this Agreement shall prevent the Investment Manager, or any affiliate thereof, from providing similar services to other investment companies and other clients, including clients which may invest in the same types of securities as the Fund, or, in providing such services, from using information furnished by others.  When the Investment Manager determines to buy or sell the same security for the Fund that the Investment Manager or one or more of its affiliates has selected for clients of the Investment Manager or its affiliates, the orders for all such security transactions shall be placed for execution by methods determined by the Investment Manager, with approval by the Trust’s Board of Trustees, to be impartial and fair.

(15)      This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed as being inconsistent with applicable Federal and state securities laws and any rules, regulations and orders thereunder.

(16)      If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

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(17)      Nothing herein shall be construed as constituting the Investment Manager an agent of the Trust.

(18)      Each party acknowledges and agrees that all obligations of the Trust under this Agreement are binding only with respect to assets of the Fund; that any liability of the Trust under this Agreement with respect to the Trust, or in connection with the matters contemplated herein with respect to the Fund, shall be discharged only out of the assets of the Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and the Investment Manager shall not seek satisfaction of any such obligation or liability from the shareholders of the Trust, the trustees, officers, employees or agents of the Trust, or from any other series of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

TEMPLETON GLOBAL INVESTMENT TRUST, on behalf of

TEMPLETON DYNAMIC EQUITY FUND

By: /s/ Lori A. Weber

            Lori A. Weber

Title:    Vice President and Secretary

TEMPLETON GLOBAL ADVISERS LIMITED

By: /s/ Norman J. Boersma

     Norman J. Boersma

Title: President  & Chief Executive Officer

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